EXHIBIT 23.2
CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 and related Prospectus of Finisar Corporation for the registration of 13,481,126 shares of its common stock and to the incorporation by reference therein of our reports dated December 3, 2007, with respect to the consolidated financial statements and schedule of Finisar Corporation and the effectiveness of internal control over financial reporting of Finisar Corporation included in its Annual Report (Form 10-K) for the year ended April 30, 2007, filed with the Securities and Exchange Commission..

/s/ Ernst & Young LLP

San Jose, California
December 12, 2007